CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Chester Valley Bancorp Inc.:


We consent to incorporation by reference in the registration statements Nos. 33-71736 and 333-42099 on Form S-8 and No. 33-72210 on Form S-3 of Chester Valley Bancorp Inc. of our report dated July 24, 1998, relating to the consolidated statements of financial condition of Chester Valley Bancorp Inc. and subsidiaries as of June 30, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1998, which appears in the June 30, 1998 annual report on Form 10-K of Chester Valley Bancorp Inc.







Philadelphia, PA
September 25, 1998